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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

        Fisbeck, Frank C.
        (Last) (First) (Middle)

        Bank One Tower, 111 Monument Circle, Suite 4600
        (Street)

        Indianapolis, Indiana 46204
        (City) (State) (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

        Became Director as of October 2, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

        American Gaming & Entertainment, Ltd. (AGEL)

5. Relationship of Reporting Person to Issuer
(Check all applicable)

        [X]   Director                             [ ]   10% Owner
        [ ]   Officer (give title below)           [ ]   Other (specify below)

6. If Amendment, Date of Original (Month/Year) NA

7. Individual or Joint/Group Filing (Check Applicable Line)

        [X]  Form filed by One Reporting Person
        [ ]  Form filed by More than One Reporting Person

====================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================

                                               3. Ownership Form:
                      2. Amount of Securities     Direct (D) or
1. Title of Security      Beneficially Owned      Indirect (I)     4. Nature of Indirect Beneficial
      (Instr. 4)              (Instr. 4)            (Instr. 5)             Ownership (Instr.5)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Common Stock                   360,000,000 shares       D                      N/A
----------------------------------------------------------------------------------------------------
====================================================================================================

Explanation of Responses: N.A.


  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

==================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================================================================
                                                                                                     5. Owner-
                                                  3. Title and Amount of Securities                     ship
                                                     Underlying Derivative Security                     Form of
                       2. Date Exercisable           (Instr. 4)                                         Derivative
                          and Expiration Date     ---------------------------------   4. Conver-        Security:
                          (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                          -------------------                           or               Exercise       (D) or         Indirect
                          Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security      Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)             cisable    Date         Title                 Shares           Security       (Instr.5)      (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: N/A


                                        /s/ Frank Fisbeck               10/05/00
                                        ----------------------------------------
                                        **Signature of Reporting Person   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.